Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT:
Angie Craig acraig@sjm.com 651 756 2191	J.C. Weigelt jweigelt@sjm.com 651 756 4347

St. Jude Medical Announces Preliminary Fourth Quarter Revenue Results

ST. PAUL, Minn. – Jan. 12, 2011 – St. Jude Medical, Inc. (NYSE: STJ) today announced preliminary revenue results for the fourth quarter ended January 1, 2011. These results are being referenced today in a presentation by Daniel J. Starks, Chairman, President and Chief Executive Officer of St. Jude Medical, at the 29th Annual JP Morgan Healthcare Conference in San Francisco. A webcast of the presentation can be accessed live on the Investor Relations section of our website sjm.com beginning at noon CST.

The Company expects to report net sales for the fourth quarter of 2010 of approximately $1.350 billion, including a $25 million contribution in the quarter from recently acquired AGA Medical. Net reported sales increased approximately 12% versus the fourth quarter of 2009. Excluding the impact of foreign currency exchange rates, sales were up approximately 13% during the fourth quarter.

The Company is comfortable that the fourth quarter adjusted consolidated earnings per share will be near the top end of the company’s guidance of $0.72 to $0.74, excluding net charges totaling approximately $0.12 to $0.14 per share, primarily related to acquisition costs and certain other corporate charges offset by the retroactive tax benefit of the federal research and development credit.

Commenting on preliminary fourth quarter 2010 results, Daniel J. Starks said, "During 2010, one key priority was investing to accelerate our long term sales growth. Q-4 results demonstrate that we are making good progress delivering on this priority. Sales growth exceeded the upper end of all of our previously issued guidance ranges. We entered 2011 with over 14 initiatives to support higher sales. We look forward to reviewing these initiatives in more detail during our earnings conference call on January 26 and during our annual investor meeting on February 4."

Fourth quarter cardiac rhythm management (CRM) sales were approximately $762 million, up approximately 11% on a constant currency basis. Fourth quarter sales of implantable cardiac defibrillators were approximately $458 million, up 18% constant currency. Pacemaker sales during the quarter were approximately $304 million, up 1% constant currency.

Atrial Fibrillation (AF) product sales for the fourth quarter were approximately $193 million, up 14% constant currency.

Fourth quarter sales of cardiovascular products, including AGA, were $287 million, up 20% compared to the prior year on a constant currency basis.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Fourth quarter sales of neuromodulation products were approximately $108 million, up 16% compared to the fourth quarter of 2009 constant currency.

The Company will release its full fourth quarter and full-year results and provide its first quarter and full-year 2011 guidance on January 26 at 6:30 a.m. CST. The press release will be followed by a conference call for analysts beginning at 7:00 a.m. CST. The conference call will be broadcast live on the Investor Relations section of our website sjm.com.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2010. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Summary of Fourth Quarter 2010 Sales
Quarter Ended 01/01/11	Sales	Reported % Change vs. 4Q09
(dollars in millions)
Total Sales	$1,350	12%
Total International Sales	$692
Total US Sales	$658
Worldwide Cardiac Rhythm Management	$762	9%
International Cardiac Rhythm Management	$365
U.S. Cardiac Rhythm Management	$397
Worldwide ICD	$458	16%
International ICD	$185
U.S. ICD	$273
Worldwide Pacemakers	$304	0%
International Pacemakers	$180
U.S. Pacemakers	$124
Worldwide Atrial Fibrillation	$193	13%
International Atrial Fibrillation	$113
U.S. Atrial Fibrillation	$80
Worldwide Cardiovascular	$287	20%
International Cardiovascular	$190
U.S. Cardiovascular	$97
Worldwide Neuromodulation	$108	15%
International Neuromodulation	$24
U.S. Neuromodulation	$84